UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2008

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20200 Sunburst Street, Chatsworth, CA	91311
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 734-8600

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Effective June 10, 2008, North American Scientific, Inc. a Delaware corporation (the “Company”), and its wholly-owned subsidiary, North American Scientific, Inc. a California corporation entered into a Ninth Amendment to Loan and Security Agreement (the “Amendment”) with Silicon Valley Bank (the “Bank”). The Amendment amends that certain Loan and Security Agreement dated October 5, 2005 (as amended to date, the “Loan Agreement”). The Amendment provides for: (a) a revolving credit facility of up to $3,000,000, (b) a growth capital loan facility of up to $3,000,000 at a per annum interest rate equal to the greater of (i) the Bank’s most recent prime rate plus 2.25% per annum or (ii) 7.50% per annum repayable by the Company in thirty-six equal monthly payments commencing on October 1, 2008, (c) an extension of the maturity date of the Loan Agreement to May 28, 2010, and (d) an increase in the minimum tangible net worth that must be maintained by the Company under the Loan Agreement to $2,000,000. At its discretion, the Company may cancel the revolving credit facility anytime prior to an event of default created by the financial covenants without causing the growth capital loan to become immediately payable.

Borrowings under the revolving credit facility are subject to a borrowing base formula and bear interest at the Bank prime rate plus 0.50% per annum until such time as the Company’s quick ratio, which is defined as the ratio of unrestricted cash plus the Company’s net accounts receivable to the Company’s current liabilities, falls below 1.00 to 1.00. At such time as the Company’s quick ratio falls below 1.00 to 1.00, borrowings will bear interest at the prime rate plus 1.50%, and the Company will pay a fee of 0.50% per annum on the unused portion of the line of credit, and a collateral handling fee in an amount equal to $1,000 per month.

Upon an event of default under the Loan Agreement, the Bank has the ability to declare all outstanding obligations under the Loan Agreement immediately due and payable. Generally, an event of default includes (a) the Company’s failure to pay within 3 days after the same becomes due any monetary obligations under the Loan Agreement, (b) the Company’s failure to provide required financial statements within the specified time or breach of any other term, condition or covenant in any other agreement between the Company and the Bank, (c) the Company’s failure to comply with certain financial covenants set forth in the Loan Agreement, (d) the cessation of service of the Company’s Chief Executive Officer or Chief Financial Officer if not replaced with a person satisfactory to Bank within 60 days, (e) the Company’s breach of any other term, condition or covenant, which is not cured within 5 days after the occurrence of such breach, (f) a material adverse change in the business, operations or condition of the Company, (g) any of the Company’s assets having a value of more than $250,000 is attached, seized, levied on, or comes into the possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if the Company is enjoined, restrained, or prevented by court order from a material part of its business, (h) the failure of the Company to pay its debts generally as they mature, (i) the commencement of a voluntary proceeding seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law, (j) the commencement of an involuntary proceeding against the Company seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law, which shall remain undismissed and unstayed for a period of 30 days, (k) the Company’s default under any agreement with a third party that gives the third party the right to accelerate any financial obligations exceeding $250,000 or that would cause a material adverse change in the business, operations or condition of the Company, (l) the rendering against the Company of any money judgment in the aggregate of at least $250,000, which remains unsatisfied and unstayed for 10 days, or (m) the Company’s breach of any representation or warranty delivered to the Bank. To secure the Company’s repayment obligations under the Loan Agreement, the Bank holds a security interest in all of the Company’s assets.

In connection with the Amendment, the Company granted a warrant to the Bank to purchase 99,337 shares of the Company’s Common Stock (the “Warrant”), at a warrant price of $1.51 per share, subject to the terms and conditions set forth in the Warrant. The Warrant will expire in five years unless previously exercised.

The foregoing descriptions of the Amendment and the Warrant do not purport to be complete and are qualified in their entirety by reference to the Amendment and form of Warrant, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Ninth Amendment to Loan and Security Agreement, dated as of May 28, 2008, by and among the Company, North American Scientific, Inc,. a California corporation and Silicon Valley Bank

10.2	Form of Warrant to purchase common stock of the Company

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

June 16, 2008	By:	/s/ John B. Rush
John B. Rush
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Ninth Amendment to Loan and Security Agreement, dated as of May 28, 2008, by and among the Company, North American Scientific, Inc,. a California corporation and Silicon Valley Bank

10.2	Form of Warrant to purchase common stock of the Company